SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C.  20549

                          FORM 8-K
                       CURRENT REPORT

             Pursuant to Section 13 or 15(d) of
             The Securities Exchange Act of 1934

        Date of Report (date of earliest event reported):
                       November 19, 2002

                       XEROX CORPORATION
      (Exact name of registrant as specified in its charter)

 New York              1-4471                16-0468020
 (State or other       (Commission File      (IRS Employer
 jurisdiction of       Number)               Identification
 incorporation)                              No.)

                     800 Long Ridge Road
                       P. O. Box 1600
              Stamford, Connecticut  06904-1600
      (Address of principal executive offices)(Zip Code)

      Registrant's telephone number, including area code:
                       (203) 968-3000

                       Not Applicable
 (Former name or former address, if changed since last report)


























Item 5.  Other Events.

Registrant announced today that it would take a fourth-quarter pre-tax charge in the range of $350 million to $400 million related to worldwide restructuring actions that will further strengthen Registrant's operations by reducing costs and improving productivity. The charge includes severance costs for worldwide workforce reductions, implemented through a combination of voluntary programs and layoffs, as well as about $50 million associated with facility consolidations and closings.

"For Xerox to continue building momentum in this uncertain economy, we need to accelerate our drive to improve efficiency while delivering competitive products and services to our customers," said Anne M. Mulcahy, Registrant's Chairman and Chief Executive Officer. "Today's difficult economic challenges require difficult decisions. To serve Xerox best in the long term, we are further aligning our cost structure with the company's leaner, faster and more flexible business model.
And, we're doing so in a manner that preserves the strength of our direct sales force and the focus of our research and development investments."

In the past two weeks, Registrant has communicated voluntary and involuntary programs in the U.S. and Canada that are expected to reduce employment by more than 2,400 over the next three months. Workforce reductions in Europe and developing markets are dependent on consultations with workers' councils and other government policies.

Registrant has implemented cost-reduction actions in the past two years that account for more than $1 billion in annualized savings resulting in improved margins and lower selling, administrative and general expenses. The restructuring announced today will contribute to Registrant's target of an additional $1 billion in annualized cost savings.

In the third quarter, Registrant reported net income of $105 million. Gross margins of 42 percent improved year over year by 4.4 percentage points. SAG expenses in the third quarter decreased $152 million or 13 percent from third-quarter last year. As of the end of September, Registrant's worldwide employment was 69,900 including 40,900 employees in the United States.

____________________________________________________________________________

                                 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Registrant has duly authorized this report to be signed on its behalf by the undersigned duly authorized.

                                         XEROX CORPORATION

                                         /s/ MARTIN S. WAGNER
                                         ----------------------------
                                         By: Martin S. Wagner
                                             Assistant Secretary

Date: November 19, 2002